Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (“Agreement”) is entered into and effective as of April 1, 2007 between Daniel D. Maddox (“Consultant”) and Kaiser Aluminum Fabricated Products, LLC, a Delaware limited liability company with principal offices located at 27422 Portola Parkway, Suite 350, Foothill Ranch, California 92610 (“Kaiser”).
     WHEREAS, Consultant formerly served as Kaiser’s Vice President and Controller and has terminated his employment with Kaiser pursuant to the terms of his employment agreement; and
     WHEREAS, Kaiser desires to have Consultant continue to perform certain services for Kaiser as set forth herein, and Consultant is willing to perform such services.
     NOW THEREFORE, in consideration of the mutual promises contained herein the parties hereto agree as follows:
     1. Term and Termination
          The term of this Agreement shall commence as of the above referenced effective date and shall continue in effect through June 30, 2007 subject to such extensions or amendments as the parties may mutually agree upon in writing.
     2. Services
          2.1 Unless otherwise agreed by Kaiser in writing, Consultant shall remain available to Kaiser to assist and consult with Kaiser with various accounting tasks and responsibilities previously managed by Consultant. However, this is not an exclusive arrangement and does not preclude Consultant from accepting other arrangements that do not materially conflict.
          2.2 All services hereunder shall be performed by Consultant only as authorized by Kaiser’s Chief Financial Officer or Chief Accounting Officer, or such other person as Kaiser may designate and only as Consultant shall agree to accept such request.
          2.3 Consultant shall at all time act in accordance with his own best judgment, experience and expertise and shall conform to the high professional standards of work and business ethics as an independent Consultant. Consultant shall achieve results without supervision except as to manner or means of accomplishing those results.
          2.3 The parties anticipate that the services under this Agreement will primarily be performed remotely in Houston, Texas, however infrequent or occasional travel to Kaiser’s offices in Foothill Ranch, California may be required as mutually agreed. In addition, the parties do not anticipate the services contemplated by this Agreement to require Consultant’s full time and attention. The parties anticipate Consultant providing no more than 20-40 hours per month; however this shall not be deemed to be a commitment or guaranteed number of hours. In the event that the services require more time than anticipated, the parties will meet and confer to discuss modifications to the Agreement.
          2.4 This contact can be terminated by either party upon 45 days notice. In the case of termination by the Consultant, any previously paid retainer for the month in which termination occurs must be refunded to the Company.

     3. Fees and Reimbursements/Invoices
          3.1 Consultant shall receive a retainer each month during the term of this Agreement in the amount of Three Thousand Dollars ($3,000) payable on the fist day of each month. In addition, for each hour of actual services performed, Consultant shall receive compensation of One Hundred Fifty Dollars ($150) per hour for work performed . Both parties agree that Consultant is not an employee for state or federal tax purposes. No FICA, federal, state, nor local income tax, nor payroll tax or any kind, shall be withheld or paid by Kaiser on behalf of Consultant. Consultant shall be solely responsible for payment of all FICA and federal, state and local income taxes payable on compensation received hereunder. All travel time in connection with this Agreement will be prorated as required and compensated at the above rates. In addition, upon submission of proper documentation, Kaiser will reimburse Consultant for all reasonable and customary expenses incurred while providing consulting services. The term “reasonable and customary” shall mean expenses incurred consistent with Kaiser’s corporate policies on reimbursement of travel and related expenses.
          3.2 At the beginning of each month Consultant shall submit a statement (invoice) setting forth in reasonable detail Consultant’s fees and expenses for the prior month. Expenses shall be supported by standard Kaiser expense account documentation. Invoices must show the breakdown for services performed. These statements shall be submitted to Kaiser at the address set forth below.
Kaiser Aluminum Fabricated Products, LLC
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610
Attn: Chief Financial Officer
Kaiser shall promptly review and pay each such statement.
     4. Independent Contractor
          4.1 Consultant shall perform services hereunder as an independent contractor and not as an employee. Consultant shall have no power or authority to act for, legally represent, or commit Kaiser in any way unless Kaiser specifically authorizes Consultant to do so.
          4.2 Consultant understands and agrees that during the period of this Agreement and any extensions thereto Consultant is not entitled to participate in or accrue benefits, and Consultant hereby expressly waives any claim to participate in or accrue benefits, under Kaiser’s employee benefit plans, including but not limited to the Kaiser Aluminum Savings and Investment Plan, Kaiser’s Restoration Plan, Severance Pay and Benefits Continuation, Personal Choice, Life Insurance, Sick Leave with Salary Continuation, Long Term Disability, Accidental Death and Dismemberment, Medical and Dental plans for services performed hereunder. In addition, Consultant is not entitled to participate in any employee bonus plans.
     5. Protection of Confidential Information
          5.1 All work product of Consultant in the performance of this Agreement, including without limitation, analyses, reports, data and other information made by Consultant, shall be the property of Kaiser and shall be considered Confidential Information. Any information disclosed to Consultant by Kaiser or others in connection with this Agreement shall also be considered Confidential Information, and shall, as between Kaiser and Consultant, be the property of Kaiser.

          5.2 Except as Kaiser may authorize in writing, Consultant shall not disclose any Confidential Information or use it for any purpose other than the performance of Consultant’s services under this Agreement. Promptly upon Kaiser’s request, and in any event upon the termination of this Agreement, Consultant shall deliver to Kaiser all such material (including all copies made thereof) which Consultant has in Consultant’s possession.
          5.3 All documents and tangible items prepared for and submitted to Kaiser by Consultant in connection with the services rendered under this Agreement shall belong exclusively to Kaiser (“Deliverable Items”). Consultant agrees to give Kaiser or its designees all assistance reasonably required to perfect such rights.
     6. Construction of Terms
          If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.
     7. Successors and Assigns
          This Agreement may not be assigned by Consultant without the prior consent of Kaiser. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.
     8. No Conflict
          Consultant warrants that Consultant has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.
     9. Applicable Law/Entire Agreement
          9.1 This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, except that conflicts of laws/provisions of California law shall not be applied for the purpose of making other law applicable.
          9.2 This Agreement constitutes the entire agreement and supersedes all prior agreements and understanding, both written and oral, between the parties relating to the subject matter hereof. It shall not be amended, supplemented or superseded except by a written agreement signed by both parties.
     10. Disputes
          Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination of validity thereof, which is not settled by mutual agreement of the parties involved in such dispute, controversy or claim shall be subject to the exclusive jurisdiction and venue of state and federal courts located in Orange County, California. In the regard, each of the parties submits to the jurisdiction of such courts and waives any defense to such jurisdiction.

     11. Notices
          All notices, correspondence, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when actually received. Such notices may be given personally, by registered or certified mail, by telex, or by facsimile transmission:

if to Consultant:	Daniel D. Maddox
12303 Woodthorpe
Houston, Texas 77024

if to Kaiser:	Kaiser Aluminum Fabricated Products, LLC
Attn: Chief Financial Officer
27422 Portola Parkway — Suite 350
Foothill Ranch, CA 92610-2831
     or to such other address as either party shall have last designated by notice to the other party hereto.
     12. Waiver
     Failure of either Kaiser or Consultant to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions nor in any way affect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each and every provision thereof. The waiver of any provisions of this Agreement or any breach thereof shall not constitute waiver of any subsequent breach of the same or any other provisions of this Agreement.
     13. Knowing and Voluntary Waiver
     Consultant understands and agrees that Consultant:
a.	Has carefully read and fully understands all of the provisions of this Agreement;

b.	Has had an opportunity to negotiate the terms of this Agreement;

c.	Is, through this Agreement, waiving right to employee benefits and/or any future claim to benefits set forth in paragraph 4.2 of this Agreement as a result of services provided under this Agreement;

d.	Knowingly and voluntarily intends to be legally bound by the terms of this Agreement; and

e.	Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.
     14. Survival
     The obligations of Consultant under Section 9 and 10 of this Agreement shall survive termination or expiration of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first set forth above.

CONSULTANT:	KAISER ALUMINUM FABRICATED PRODUCTS, LLC

/s/ Daniel D. Maddox Daniel D. Maddox	By:	/s/ James E. McAuliffe, Jr. James E. McAuliffe, Jr.
Vice President — Human Resources

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